EXHIBIT 99.1

Contacts
Ann Parker	Mike Smargiassi (investors)
Director of Corporate Communications	Brainerd Communicators
LodgeNet Interactive Corporation	212-986-6667
605-988-1000	smarg@braincomm.com
ann.parker@lodgenet.com
LODGENET INTERACTIVE CORPORATION ANNOUNCES
HIGHLIGHTS OF FIRST QUARTER 2008 FINANCIAL RESULTS
First Quarter Results within Company’s Expectations Based on Full Year Guidance
Sets Date for First Quarter Earnings Release and Conference Call
          SIOUX FALLS S.D., April 16, 2008 — LodgeNet Interactive Corporation (NASDAQ: LNET) announced today that it will release its financial results for the First Quarter 2008 on Tuesday, April 29, 2008 and will host a conference call at 5 p.m. EDT on that date to discuss its First Quarter financial results.
In advance of the earnings release, the Company announced the following preliminary financial highlights for the First Quarter 2008:
o	Total Revenue of approximately $139 million, an 85% increase over that reported in the first quarter of 2007.

o	Average monthly Total Revenue per room of $25.12, an 0.8% increase over that reported during the prior year’s first quarter.
o	Average monthly Guest Entertainment Revenue per room (which includes all guest purchased on-demand entertainment such as movies, music, and time-shifted television) of $17.83, down 2.8% over the prior year period, which is in-line with the Company’s internal expectations and approximately the midpoint of the Company’s annual guidance range. Additionally, average monthly movie revenue per room, which is included in the Guest Entertainment revenue noted above, was $16.51 for the quarter, a decline of 3.5% versus the first quarter of 2007. This was also in line with internal expectations and approximately the midpoint of the Company’s annual guidance range.

o	Hotel room occupancy was 3.2% lower as compared to the first quarter of 2007. As a result, the utilization rate of the Company’s guest entertainment services was essentially unchanged year over year on a per-occupied room basis.

o	Gross profit margin on Guest Entertainment purchases was 59.6% as compared to 61.4% during the first quarter of 2007. Gross profit margin on movie purchases was 62.4% as compared to 63.6% during the first quarter last year.

o	Average per-room monthly Revenue from Hotel Services (Free-to-guest programming and Broadband), Advertising and Other sales of $7.29, an 11% increase over that reported in the first quarter of 2007.
o	Adjusted Operating Cash Flow (defined as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and integration expenses) of approximately $34.5 million, a 52% increase over that reported in the first quarter of 2007.

o	Net Loss of approximately $(13.0) million, or $(0.58) per share, which as expected includes approximately $5.9 million, or $(0.26) per share, of expense related to restructuring and integration activities and the amortization of purchased intangibles. Excluding these expenses, Adjusted Net Loss was approximately $(7.1) million, or $(0.32) per share.

LodgeNet Preliminary 2007 Financial Results	Page 2
“Our First Quarter results are solidly in-line with the full year guidance we issued in February,” said Scott C. Petersen, LodgeNet President & CEO. “We believe these financial highlights reflect a stable environment for our guest entertainment revenues as compared to our fourth quarter 2007 results, and the positive impact of our multiple revenue expansion initiatives on our business.”
The company will host a teleconference to discuss its results on Tuesday, April 29, 2008 at 5:00 P.M. Eastern Time. To access the teleconference, please dial 888-546-9658 and use conference code 44028733. A live webcast of the teleconference will also be available via InterCall at http://audioevent.mshow.com/343938/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. If you cannot listen to the teleconference at its normal time, there will also be a replay available for one week following the call, and can be accessed by dialing 800-642-1687 or 706-645-9291, passcode 44028733.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. Other trademarks are the property of their respective owners.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release and in the prepared remarks as well as in response to the question during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our free cash flow may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.